Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Year-to-Date Non-GAAP Operating Loss of $27.3 million improves by 34% compared to 2009

San Diego, November 4, 2010 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended September 30, 2010. The Company reported total revenue of $156.1 million for the third quarter, including net product sales of $154.0 million. GAAP net loss for the quarter ended September 30, 2010 was $50.7 million, or $0.35 per share compared to $26.7 million, or $0.19 per share for the same period in 2009. Net loss excluding restructuring charges of $6.0 million was $44.7 million for the quarter ended September 30, 2010. Non-GAAP operating loss was $16.1 million for the quarter ended September 30, 2010 compared to non-GAAP operating income of $0.6 million for the same period in 2009. For the nine months ended September 30, 2010 non-GAAP operating loss was $27.3 million, a 34% improvement over the $41.6 million non-GAAP operating loss for the same period in 2009. At September 30, 2010 the Company held cash, cash equivalents and short-term investments of $537.7 million.

“While disappointed about the complete response letter for BYDUREON, we are more committed than ever to working closely with the FDA to bring this important therapy to people with type 2 diabetes as quickly as possible,” said Daniel M. Bradbury, president and chief executive officer at Amylin Pharmaceuticals. “Our year-to-date reduction in non-GAAP operating loss reflects the financial discipline we have implemented across our organization. We are operating from a strong cash position and will continue to drive revenue from BYETTA and SYMLIN and control our expenses in order to deliver strong financial performance for our shareholders.”

Third Quarter Highlights

Highlights of Amylin’s third quarter and recent activities include:

•                  Announced the U.S. Food and Drug Administration (FDA) issued a complete response letter regarding the New Drug Application (NDA) for BYDUREON™ (exenatide extended-release for injectable suspension).  The FDA requested a thorough QT (tQT) study with exposures of exenatide higher than typical therapeutic levels of BYDUREON, as well as the results of the DURATION-5 study to evaluate the efficacy, and the labeling of the safety and effectiveness, of the commercial formulation of BYDUREON.  Pending discussions with the FDA, the goal is to submit a reply by the end of 2011. Based on the requirements for additional data, this will likely be considered a Class 2 submission requiring a six-month review

•                  Lilly received approval of BYETTA® (exenatide) injection in Japan for the treatment of type 2 diabetes mellitus in patients who have not achieved adequate glycemic control while taking certain oral anti-diabetes therapies in addition to diet and exercise

•                  Presented the latest research findings at the 46th Annual Meeting of the European Association for the Study of Diabetes (EASD) that deepened understanding of safety and efficacy of currently marketed diabetes products BYETTA and SYMLIN® (pramlintide acetate) injection, and underscored the potential benefits of BYDUREON

•                  Clinical study of BYETTA added to a thiazolidinedione (TZD), with or without metformin, resulted in significantly improved beta-cell function and glycemic control compared with placebo. This study was used to support approval for expanded combination use of BYETTA with TZDs in the European Union

•                  Analysis of antibody data showed that although patients may develop antibodies to exenatide, the titers peak early in treatment and decline thereafter, do not cross-react with GLP-1 or glucagon and are not predictive of safety and efficacy for an individual patient

•                  Meta-analysis of approved or late stage investigational GLP-1 receptor agonists and DPP-4 inhibitors showed that while all therapies included in the analysis significantly reduced A1C and fasting glucose from baseline, treatment with GLP-1 receptor agonists resulted in greater reductions in fasting glucose and A1C as well as body weight when compared with DPP-4 inhibitors

•                  Completed enrollment of phase 2 study of monthly-dosed exenatide suspension formulation with study results anticipated during the first half of 2011

Quarter Ended September 30, 2010

Net product sales of $154.0 million for the quarter ended September 30, 2010 include $132.4 million for BYETTA and $21.6 million for SYMLIN. This compares to net product sales of $192.9 million consisting of $171.1 million for BYETTA and $21.8 million for SYMLIN for the same period in 2009. Revenues under collaborative agreements were $2.1 million for the quarter ended September 30, 2010, compared to $1.0 million for the same period in 2009 and consist primarily of the amortization of up-front fees received under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $72.7 million for the quarter ended September 30, 2010, compared to $80.1 million for the same period in 2009. The decrease primarily reflects reduced business infrastructure expenses and the impact of a second quarter 2010 workforce reduction.

Research and development expenses increased to $48.4 million for the quarter ended September 30, 2010, from $35.3 million for the same period in 2009. The increase primarily reflects increased spending for BYDUREON including costs associated with pre-approval inventory manufacturing, a recently initiated cardiovascular outcomes study and development activities for the exenatide suspension formulation.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $61.2 million for the quarter ended September 30, 2010, compared to $78.3 million for the same period in 2009.

The Company’s results for the quarter ended September 30, 2010 included restructuring charges of $6.0 million associated with further consolidation of the Company’s leased facilities in San Diego.

Non-GAAP operating loss was $16.1 million for the quarter ended September 30, 2010, compared to a non-GAAP operating income of $0.6 million for the same period in 2009. GAAP operating loss was $45.0 million for the quarter ended September 30, 2010, compared to $22.4 million for the same period in 2009. GAAP net loss for the quarter ended September 30, 2010 was $50.7 million, or $0.35 per share, compared to $26.7 million, or $0.19 per share, for the same period in 2009. Net loss excluding restructuring charges of $6.0 million was $44.7 million for the quarter ended September 30, 2010.

Nine Months Ended September 30, 2010

Total revenues for the nine months ended September 30, 2010 were $494.6 million. This includes net product sales of $488.8 million, including $422.9 million for BYETTA and $65.9 million for SYMLIN. This compares to net product sales of $569.7 million, consisting of $503.9 million for BYETTA and $65.8 million for SYMLIN for the same period in 2009. Revenues under collaborative agreements were $5.8 million for the nine months ended September 30, 2010, compared to $3.2 million for the same period in 2009 and consist primarily of the amortization of up-front fees received under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $223.6 million for the nine months ended September 30, 2010, from $259.7 million for the same period in 2009. The decrease primarily reflects lower sales force and business infrastructure expenses driven by the Company’s reduced cost structure.

Research and development expenses increased to $136.3 million for the nine months ended September 30, 2010, from $134.9 million for the same period in 2009. The increase primarily reflects increased expenses for BYDUREON associated with pre-approval inventory manufacturing, a recently initiated cardiovascular outcomes study and development activities for the exenatide suspension formulation, partially offset by decreased development expenses for the Company’s obesity programs. The reduction in obesity spending primarily reflects development expense cost-sharing with Takeda Pharmaceutical Company Limited.

Collaborative profit sharing was $194.1 million for the nine months ended September 30, 2010, compared to $227.5 million for the same period in 2009.

Non-GAAP operating loss was $27.3 million for the nine months ended September 30, 2010, a 34% improvement over the $41.6 million non-GAAP operating loss for the same period in 2009. GAAP operating loss was $116.4 million for the nine months ended September 30, 2010, compared to $126.1 million for the same period in 2009. Net loss was $133.1 million, or $0.93 per share for the nine months ended September 30, 2010, compared to $136.0 million, or $0.97 per share, for the same period in 2009.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its quarterly financial results, and information regarding assumptions for the remainder of 2010 operations. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast and slide presentation, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode number 7487145. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (800) 388-4923 (U.S./Canada) or (203) 369-3800 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating income/(loss) excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its previously stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the data analyses mentioned in this press release will not be predictive of future use; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests may not be submitted timely or receive FDA approval;  risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Net product sales	$154,026	$192,887	$488,798	$569,716
Revenues under collaborative agreements	2,075	1,034	5,825	3,177
Total revenues	156,101	193,921	494,623	572,893

Costs and expenses:
Cost of goods sold	12,680	22,624	47,644	65,549
Selling, general and administrative	72,731	80,088	223,640	259,696
Research and development	48,443	35,346	136,265	134,892
Collaborative profit sharing	61,249	78,265	194,056	227,481
Restructuring	6,028	—	9,452	11,376
Total costs and expenses	201,131	216,323	611,057	698,994

Operating loss	(45,030)	(22,402)	(116,434)	(126,101)

Interest and other income, net	(5,702)	(4,257)	(16,697)	(9,884)

Net loss	$(50,732)	$(26,659)	$(133,131)	$(135,985)

Net loss per share - basic and diluted	$(0.35)	$(0.19)	$(0.93)	$(0.97)

Shares used in computing net loss per share - basic and diluted	143,763	141,308	143,354	140,350

A reconciliation of reported GAAP operating loss to non-GAAP operating income/(loss) excluding non-cash items and restructuring charges is provided in the table that follows (in thousands, unaudited):

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
GAAP operating loss	$(45,030)	$(22,402)	$(116,434)	$(126,101)

Stock-based compensation	7,030	10,900	27,234	33,947
Other non-cash compensation	4,021	4,392	15,631	15,719
Depreciation and amortization	13,712	8,733	42,443	26,587
Amortization of deferred revenue	(1,875)	(1,033)	(5,625)	(3,176)
Restructuring	6,028	—	9,452	11,376

Non-GAAP operating (loss)/income	$(16,114)	$590	$(27,299)	$(41,648)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$537,706	$667,769
Accounts receivable, net	52,601	60,732
Inventories, net	120,967	99,700
Other current assets	36,159	78,481
Property and equipment, net	814,665	780,058
Other assets	45,090	39,679
Total assets	$1,607,188	$1,726,419

Liabilities and stockholders’ equity
Current liabilities	477,821	365,369
Other liabilities, net of current portion	314,278	294,754
Long-term debt	462,247	643,762
Stockholders’ equity	352,842	422,534
Total liabilities and stockholders’ equity	$1,607,188	$1,726,419

###

CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com